Exhibit 3.7

DEAN HELLER
Secretary of State	FILED # LLC 10996-04
202 North Carson Street	MAY 21 2004
Carson City, Nevada 89701-*****
(775) 684 5708	IN THE OFFICE OF
Website: secretaryofstate.biz	/s/ DEAN HELLER
DEAN HELLER, Secretary of State

Articles Of Organization
Limited-Liability Company
(PURSUANT TO NRS 86)

Important: Read attached Instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

1.	Name of Limited-	Arizona Charlie’s, LLC
Liability Company:

2.	Resident Agent	Schreck Brignone
	Name and Street	Name
	Address:	300 South Fourth Street, Suite 1200	Las Vegas	Nevada	89101
	(must be a Nevada address	Physical Street Address	City		Zip Code
where process may be
	served)	Additional Mailing Address	City	State	Zip Code

3.	Dissolution Date:
	(OPTIONAL: See	Latest date upon which the company is to dissolve (if existence is not perpetual):
instructions)

4.	Management:	Company shall be managed by ☐ Manager(s) or ☒ Members
*****

5.	Names, Addresses	Starfire Holding Corporation
	of each Manager or	Name
	Managing Members	100 South Bedford Road	Mount Kisco	NY	10549
	(attach additional page	Address	City	State	Zip Code
if more than 3)
Name

		Address	City	State	Zip Code

Name

		Address	City	State	Zip Code

6.	Names, Addresses and
	Signatures of	Elizabeth Savage Nelson
	Organizers:	Name	Signature	/s/ Elizabeth Savage Nelson
(attach additional page
	if more than 1)	Schreck Brignone	Las Vegas	NV	89101
300 South Fourth Street,
Suite 1200
		Address	City	State	Zip Code

7.	Certificate of	I hereby accept appointment as Resident Agent for the above named limited-liability company.
Acceptance of
	Appointment of	/s/ Elizabeth Savage Nelson
	Resident Agent:	Authorized Signature of R.A. or On Behalf of R.A. Company		Date May 21, 2004

This form must be accompanied by appropriate fees. See attached fee schedule.

*****

ATTACHMENT TO ARTICLES OF ORGANIZATION

ARTICLES OF ORGANIZATION

OF

ARIZONA CHARLIE’S, LLC

The undersigned, for the purpose of forming a limited liability company pursuant to and by virtue of Chapter 86 of Nevada Revised Statutes, hereby signs the following articles of organization:

ARTICLE I

NAME

The name of the company is Arizona Charlie’s, LLC (the “Company”).

ARTICLE II

REGISTERED OFFICE AND RESIDENT AGENT

The company’s resident agent and the address of the registered office where process may be served in the State of Nevada shall be Schreck Brignone, 300 South Fourth Street, Suite 1200, Las Vegas, Nevada 89101, or such other resident agent and registered office as the member(s) shall, from time to time, determine.

ARTICLE III

INDEMNIFICATION AND PAYMENT OF EXPENSES

In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in these articles of organization, the Company’s operating agreement or any other agreement, the expenses of member(s) incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such member(s) in his/her/its capacity as a member of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the member(s) to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she/it is not entitled to be indemnified by the Company.

Any repeal or modification of this Article III approved by the member(s) of the Company shall be prospective only.  In the event of any conflict between this Article III and any other article of the Company’s articles of organization, the terms and provisions of Article III shall control.

ARTICLE IV

MANAGEMENT

The management of the Company shall be vested in its member(s).  The name and address of the initial member is as follows:

Starfire Holding Corporation	100 South Bedford Road Mount Kisco, New York 10549

The member(s) may designate or authorize, by provision either in the Company’s operating agreement or in another writing, one or more persons, officers or employees of the Company who may, in the name of the Company, and in lieu of, or in addition to the member(s), contract debts or incur liabilities, and sign contracts or agreements (including, without limitation, instruments and documents providing for the acquisition, mortgage or disposition of property of the Company), and may authorize the use of facsimile signatures of any such persons.

ARTICLE V

ORGANIZER

The name and address of the organizer signing these articles of organization is:

Elizabeth Savage Nelson, Esq. 300 S. Fourth Street, Suite 1200 Las Vegas, Nevada 89101

ARTICLE VI

PURPOSE

The character and general nature of the business to be conducted by the Company is to operate, manage and conduct gaming in gaming facilities on or within the premises known as “Arizona Charlie’s Decatur”, located at 740 S. Decatur Boulevard, Las Vegas, Nevada.  The Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the laws of the State of Nevada.

ARTICLE VII

GAMING RESTRICTIONS

Notwithstanding anything to the contrary expressed or implied in the articles of organization of the Company, the sale, assignment, transfer, pledge or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission (the “Commission”).  If at any time the Commission finds that a member that owns any such interest is unsuitable to hold that interest, the Commission shall immediately notify the Company of that fact.  The Company shall, within 10 days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of his, her or its capital account as reflected on the books of the Company.  Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable member:  (a) to receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital as required above; (b) to exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the Company; or (d) to receive any remuneration in any form from the Company, for services rendered or otherwise.

Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company.  At that time the Company shall, within 10 days from the date that the Company receives notice from the Commission, return to the member in cash or cash equivalents, the amount of his or her capital account as reflected on the books of the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

Notwithstanding the foregoing, to the extent permitted by applicable law, if a member has been found by the Commission to be unsuitable, the Company shall have the right to redeem such member’s interest in the Company as provided in the Company’s operating agreement.